EXHIBIT 99.1

SGS REPORTS RECORD HIGH Q1 2010 REVENUE OF $86.3 MILLION, AND NET INCOME OF $5.5 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the first quarter of 2010 were $86.3 million, an all-time quarterly record. First quarter 2010 sales were up 6.9%, or $5.6 million, from the $80.7 million reported in the first quarter of 2009.

The increase in sales was due to organic business growth and changes in foreign currency exchange rates. Organic growth increased 2010 revenue by $2.7 million versus 2009. The weakening of the US Dollar versus the Canadian Dollar and the British Pound increased first quarter 2010 sales as compared to first quarter 2009 by $2.2 million and $0.6 million, respectively. Changes versus all other currencies added $0.1 million to 2010 revenue compared to the same period in 2009. Gross margin percentage (exclusive of depreciation) in the first quarter of 2010 was 41.2% compared to 36.3% in the first quarter of 2009.

Net income for the first quarter decreased from $8.4 million last year to $5.5 million in the current quarter. The decrease was primarily due to a $10.5 million pre-tax gain ($6.4 million after-tax) recorded on the repurchase of $25.5 million of outstanding debt instruments in 2009. Without that item, net income would have increased from 2009 to 2010 by $3.5M due to the revenue increase and cost control.

EBITDA (a non-GAAP measure) increased by $5.3 million, or 31.8%, to $22.0 million for the first quarter of 2010 compared to $16.7 million for the same period in 2009. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $0.5 million in 2010 and $1.3 million in 2009. The reconciliation of the non-GAAP measure, EBITDA, to the GAAP measure, net income, is as follows:
	Quarter Ended 03/31/10 (in millions)	Quarter Ended 03/31/09 (in millions)

Net income	$ 5.5	$ 8.4

Subtract:
Gain on debt extinguishment	-	10.5
Add:
Depreciation and amortization	5.8	5.7
Amortization recorded through net sales	0.1	-
Other expense (income), net	0.7	(0.5)
Interest expense	6.7	8.1
Income tax expense	3.2	5.5

EBITDA	$ 22.0	$ 16.7

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "In a difficult economic environment, Southern Graphic Systems delivered record revenue and EBITDA. We also reduced our outstanding debt by $2.7 million versus our 2009 year-end position. During the remainder of 2010, we expect to continue to concentrate on exceeding our customers' expectations. We will also continue to pursue organic growth, and pay down outstanding debt."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Tuesday, May 11, 2010. Please dial (1-800-230-1093) in the USA or (1-612-288-0337) internationally to access the call. The conference ID number is 155948.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.